Exhibit (h.4)(iii)

KOPP FUNDS, INC.

FIRST AMENDMENT TO THE FULFILLMENT SERVICING AGREEMENT

        THIS FIRST AMENDMENT dated as of March 1, 2001 to the Fulfillment Servicing Agreement, as amended, dated as of October 1, 1997, by and between Kopp Funds, Inc., a Minnesota corporation, and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company (hereinafter referred to as "FMFS") shall be as follows:

Paragraph 1 Duties and Responsibilites of FTC shall be amended as follows:

5. FMFS, or its designee, shall maintain and store Fund fulfillment inventory.

Paragraph 5 Confidentiality shall be amended and replaced in its entirety as follows:

5. Proprietary and Confidential Information
FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Company.

Further, FMFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act (the "Act") as may be modified from time to time. Notwithstanding the foregoing, FMFS will not share any nonpublic personal information concerning any of the Company's shareholders with any third party unless specifically directed by the Company or allowed under one of the exceptions noted under the Act.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

KOPP FUNDS, INC.	FIRSTAR MUTUAL FUND SERVICES, LLC
By: /s/ LeRoy C. Kopp Attest: /s/ Kathy Tillotson	By: /s/ Joseph Neuberger Attest: /s/ Cheryl King